UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2019

MCDERMOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Republic of Panama	001-08430	72-0593134
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

757 N. Eldridge Parkway Houston, Texas		77079
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code (281) 870-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b):

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	MDR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Cautionary Note Regarding Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott International, Inc. (“McDermott,” “we” or “us”) cautions that statements made in this Current Report on Form 8-K that are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott’s actual results of operations. These forward-looking statements include, among other things, statements about near-term liquidity challenges, credit availability, satisfaction of conditions, long-term value creation opportunities, timing and anticipated proceeds from sales of businesses, expected timetables and expected profitability of projects discussed herein, expected liquidity and expected debt maturities. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: risks attendant to ongoing negotiations with various third parties; adverse changes in the markets in which we operate or credit or capital markets; our inability to execute on contracts in backlog successfully; changes in project design or schedule; the availability of qualified personnel; changes in the terms, scope or timing of contracts; contract cancellations; change orders and other modifications and actions by customers and other business counterparties; changes in industry norms; negotiations with third parties with respect to the potential sale of the Lummus Technology division; and adverse outcomes in legal or other dispute resolution proceedings. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see McDermott’s filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2018 and subsequent quarterly reports on Form 10-Q. Except to the extent required by applicable law, we undertake no obligation to update or revise any forward-looking statement.

Item 1.01	Entry into a Material Definitive Agreement.

Amendments to Credit Agreements

On October 21, 2019, McDermott, as a guarantor, McDermott Technology (Americas), Inc. (“MTA”), McDermott Technology (US), Inc. (“MTUS”) and McDermott Technology, B.V. (“MTBV”), each a wholly owned subsidiary of McDermott, as co-borrowers, and various other subsidiaries, as guarantors (the “Guarantors”), entered into Consent and Amendment No. 1 (the “Credit Agreement Amendment”) to the Credit Agreement, dated May 10, 2018 (the “Credit Agreement”), by and among MTA, MTUS and MTBV, as co-borrowers, McDermott, as a guarantor, the Guarantors, a syndicate of lenders and letter of credit issuers, Barclays Bank PLC, as administrative agent for the term facility under the Credit Agreement, and Crédit Agricole Corporate and Investment Bank, as administrative agent for the other facilities under the Credit Agreement. Also, on October 21, 2019, McDermott, as a guarantor, and MTA, MTUS and MTBV, as co-applicants, and the Guarantors, entered into that certain Consent and Amendment No. 1 (the “LC Agreement Amendment”) to the Letter of Credit Agreement dated October 30, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Letter of Credit Agreement”), by and among McDermott, as guarantor, MTA, MTUS and MTBV, as co-applicants, and the Guarantors.

The Credit Agreement Amendment, among other things, amends the compliance levels for McDermott’s leverage ratio, fixed charge coverage ratio and minimum liquidity covenant for each fiscal quarter through December 31, 2021. The Credit Agreement Amendment also modifies certain affirmative covenants, negative covenants and events of default to, among other things, make changes to allow for the incurrence of indebtedness and pledge of assets under the Superpriority Credit Agreement (as defined below). The Credit Agreement Amendment also modifies the participation fee we are charged to 5% for newly issued letters of credit or with respect to the increased amount of existing letters of credit.

Like the Credit Agreement Amendment, the LC Agreement Amendment amends, among other things, the compliance levels for McDermott’s leverage ratio, fixed charge coverage ratio and minimum liquidity covenant for each fiscal quarter though December 31, 2021. The LC Agreement Amendment also modifies (i) the event of default provisions and (ii) covenant provisions in the same manner as provided in the Credit Agreement Amendment. The LC Agreement Amendment also modifies the participation fee we are charged to 5% for newly issued letters of credit or with respect to the increased amount of existing letters of credit.

The foregoing descriptions of the Credit Agreement Amendment and the LC Agreement Amendment are qualified in their entirety by reference to the full text of the Credit Agreement Amendment and the LC Agreement Amendment, copies of which are filed hereto as Exhibits 10.1 and 10.2, respectively, to this report and are incorporated into this Item 1.01 by reference.

New Superpriority Credit Agreement

On October 21, 2019, McDermott, as a guarantor, entered into a new superpriority senior secured credit agreement (the “Superpriority Credit Agreement”) with MTA, MTUS and MTBV, as co-borrowers (collectively, the “Borrowers”), a syndicate of lenders and letter of credit issuers, Barclays Bank PLC, as administrative agent for the New Term Facility (as defined below), and Crédit Agricole Corporate and Investment Bank, as administrative agent for the New LC Facility (as defined below).

Proceeds of the loans under the New Term Facility are to be used for general corporate purposes and to pay fees and expenses in connection with the Superpriority Credit Agreement and related transactions.

The Superpriority Credit Agreement provides for borrowings and letters of credit in an aggregate principal amount of $1.7 billion, consisting of (1) a $1.3 billion term loan facility (the “New Term Facility”) and (2) a $400 million letter of credit facility (the “New LC Facility”).

Upon the closing of the Superpriority Credit Agreement, we were provided access to $650 million of capital, comprised of $550 million under the New Term Facility, before reduction for related fees and expenses, and $100 million under the New LC Facility. Subject to satisfaction of certain conditions specified in the Superpriority Credit Agreement, including, certain conditions that require approval of the lenders (in their discretion), a second tranche of $350 million of capital (comprised of $250 million under the New Term Facility and $100 million under the New LC Facility) (“Tranche B”) will be made available to the Borrowers between November 30, 2019 and December 31, 2019, a third tranche of $150 million under the New Term Facility (“Tranche C”) will be made available to the Borrowers between December 30, 2019 and March 31, 2020 and a fourth tranche of $550 million of capital (comprised of $350 million under the New Term Facility and $200 under the New LC Facility) (“Tranche D”) will be made available to the Borrowers between January 31, 2020 and March 31, 2020. The New Term Facility and the New LC Facility are scheduled to mature on October 21, 2021.

The indebtedness and other obligations under the Superpriority Credit Agreement are unconditionally guaranteed by McDermott and substantially all of its direct and indirect wholly owned subsidiaries (the “Superpriority Guarantors”), other than several captive insurance subsidiaries and certain other designated or immaterial subsidiaries. The indebtedness and other obligations under the Superpriority Credit Agreement are secured by super-priority liens on substantially all of the Borrowers’, McDermott’s and the other Superpriority Guarantors’ assets.

The New Term Facility and the New LC Facility will bear interest at the Borrowers’ option at either (1) the Eurodollar rate plus a margin of 10.00% per year or 10.00%, respectively, or (2) the base rate plus a margin of 9.00% per year in each case. The Borrowers are charged a commitment fee of 1.50% per year on the daily amount of the unused portions of the commitments under the New LC Facility. Additionally, with respect to all letters of credit outstanding under the New LC Facility, the Borrowers are charged a fronting fee of 0.50% per year. The Borrowers are also required to pay customary issuance fees and other fees and expenses in connection with the issuance of letters of credit under the New LC Facility. We paid upfront fees, commitment fees, agent fees and other fees to certain lenders, arrangers and agents for the Superpriority Credit Agreement.

The Superpriority Credit Agreement includes mandatory commitment reductions and prepayment requirements in connection with certain asset sales and casualty events. In addition, we will be required to make an annual prepayment of loans under the New Term Facility and reduce commitments under the New LC Facility with 75% of “excess cash flow” (as defined in the Superpriority Credit Agreement). The Superpriority Credit Agreement otherwise only requires periodic interest payments until maturity. Certain mandatory prepayments and voluntary prepayment of loans under the New Term Facility must be accompanied with a payment of a premium of (x) during the first six months (other than with respect prepayments for certain asset sales), up to the greater of 3.0% of the aggregate principal amount of term loans being repaid and the sum of the present values of the term loans, being repaid, the accrued interest on such term loans and 3.0% of the principal amount of such term loans and (y) during the period after the first six months but prior to the eighteenth month anniversary (and with respect to prepayments for certain asset sales), 3.0% of the aggregate principal amount of term loans being repaid. The Borrowers may terminate in whole or reduce in part the unused portion of the New LC Facility at any time without premium or penalty (other than customary LIBOR breakage costs), subject to certain notice requirements.

The Superpriority Credit Agreement requires McDermott to comply with the following financial covenants:

•	limitations on specified variances from receipts and disbursements set forth in McDermott’s budget;

•	minimum Adjusted EBITDA (as defined in the Superpriority Credit Agreement), tested on a trailing four quarters basis on a quarterly basis;

•	minimum liquidity of no less than $75 million at any time; and

•	maximum cost adjustments to specified projects for the quarter ended September 30, 2019 not to exceed $260 million.

The Superpriority Credit Agreement contains various affirmative covenants, including requirements that provide that:

•	McDermott will appoint a Chief Transformation Officer to report to McDermott’s CEO and the Board of Directors (the “Board”) of McDermott;

•	concurrently with the funding of Tranche B, Tranche C and Tranche D as described above, participating lenders would receive equity in McDermott totaling up to an aggregate of 15% of McDermott’s total issued and outstanding shares of common stock, par value $1.00 per share (“Common Stock”), (on a pro rata basis relative to each lender’s commitment amount); and

•	in addition to customary periodic financial reporting obligations, McDermott will deliver periodic cash flow forecasts and variance reports to the lenders under the Superpriority Credit Agreement.

The Lenders’ obligation to fund Tranche B, Tranche C and Tranche D under the Superpriority Credit Agreement are subject in all cases to their consent. McDermott expects that, prior to approving the funding of Tranche B, Tranche C or Tranche D, the Lenders will require McDermott to deliver additional financial information to the Lenders and their advisors about McDermott, including updates on McDermott’s short-term cash flows and McDermott’s progress in evaluating all potential alternatives to reduce leverage.

The Superpriority Credit Agreement contains customary negative covenants that limit McDermott’s and each of its restricted subsidiaries’ ability to take certain actions, including: incurring or prepaying certain indebtedness; granting liens; engaging in mergers; selling assets; making investments and other restricted payments; engaging in transactions with affiliates; entering into sale and leaseback transactions; making certain capital expenditures; and entering into certain hedging transactions.

The Superpriority Credit Agreement contains customary events of default for a senior secured credit facility. If an event of default relating to a bankruptcy or other insolvency event occurs, all obligations under the Superpriority Credit Agreement will immediately become due and payable. If any other event of default exists under the Superpriority Credit Agreement, the lenders may accelerate the maturity of the obligations outstanding under the Superpriority Credit Agreement and exercise other rights and remedies. In addition, if any event of default exists under the Superpriority Credit Agreement, the lenders may commence foreclosure or other actions against the collateral.

The foregoing description of the Superpriority Credit Agreement is qualified in its entirety by reference to the Superpriority Credit Agreement, a copy of which is filed as Exhibit 10.3 to this report, and is incorporated by reference into this Item 1.01.

Consent and Waiver Agreement

On October 21, 2019, in consideration for the Preferred Stockholders’ (as defined below) consent to enter into the Superpriority Credit Agreement, the Credit Agreement Amendment and the LC Agreement Amendment, McDermott entered into a Consent and Waiver Agreement (the “Consent and Waiver Agreement”) with West Street Capital Partners VII Offshore Investments, L.P., West Street Capital Partners VII – Parallel B, L.P., West Street Capital Partners VII B, L.P. and Apicorp Managed Account Investment Vehicle, L.P. (collectively, the “Preferred Stockholders”). Pursuant to the Consent and Waiver Agreement, McDermott agreed to issue to the Preferred Stockholders (i) shares of McDermott’s 12% Redeemable Preferred Stock (the “Preferred Stock”) in an aggregate amount equal to 3.0% of the Accreted Value (as defined in the Certificate of Designation providing for the designations, preferences, limitations and relative rights, voting, redemption and other rights and the qualifications, limitations or restrictions of the Preferred Stock (the “Certificate of Designations”)) and (ii) a number of Series A warrants to purchase Common Stock with an initial exercise price per share of $0.01, subject to certain adjustments (the “Series A Warrants”) equal to the product of 1.5% times the total number of shares of Common Stock outstanding as of October 21, 2019. Additionally, McDermott agreed to increase the Dividend Rate (as defined in the Certificate of Designations) and the PIK Dividend Rate (as defined in the Certificate of Designations) to 14.0% per annum and 15.0% per annum, respectively, per share of Preferred Stock.

The foregoing description of the Consent and Waiver Agreement is qualified in its entirety by reference to the Consent and Waiver Agreement, a copy of which is filed as Exhibit 10.4 to this report, and is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation

On October 21, 2019, McDermott entered into certain direct financial obligations under the Credit Agreement Amendment, the LC Agreement Amendment and the Superpriority Credit Agreement and borrowings under the Superpriority Credit Agreement. The information regarding the Credit Agreement Amendment, the LC Agreement Amendment and the Superpriority Credit Agreement set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

On October 21, 2019, in connection with and as consideration for the entry into the Superpriority Credit Agreement or the Credit Agreement Amendment and the LC Agreement Amendment, McDermott has agreed to issue, on or before the date that each of Tranche B, Tranche C and Tranche D is funded, an aggregate of approximately 27.3 million shares of Common Stock to lenders. Alternatively, McDermott may issue securities convertible or exercisable for, or securities substantially equivalent to, Common Stock. Those issuances are conditioned upon the funding by the Lenders of the applicable tranche. In connection with such issuances, McDermott expects to enter into a registration rights agreement pursuant to which any shares of Common Stock issued (or issuable upon conversion or exchange) will be registered with the Securities and Exchange Commission.

As described under Item 1.01, pursuant to the Consent and Waiver Agreement, McDermott will issue to the Preferred Stockholders 3.0% of the Accreted Value of the Preferred Stock and a number of Series A warrants equal to the product of 1.5% times the total number of shares of Common Stock outstanding as of October 21, 2019, in exchange for their consent for the entry into the Superpriority Credit Agreement, the Credit Agreement Amendment and the LC Agreement Amendment. The Preferred Stock is convertible or exchangeable for Common Stock only upon election of the Preferred Stockholders upon a change of control of McDermott. The information under the heading “Consent and Wavier Agreement” set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retention Bonus Award Agreements

On October 17, 2019, in connection with entry into the Superpriority Credit Agreement, the Board approved a form of Retention Bonus Award Agreement (the “Retention Bonus Award Agreement”) for David Dickson, President and Chief Executive Officer, Samik Mukherjee, Group Senior Vice President, Projects and Stuart Spence, Executive Vice President and Chief Financial Officer. The Retention Bonus Award Agreement provides for the payment of cash retention bonuses (each, a “Retention Bonus”) of $3,375,000, $1,400,000 and $1,300,000 to each of Messrs. Dickson, Mukherjee and Spence, respectively. Each Retention Bonus will be payable as follows:

•	1/3 of the Retention Bonus will be paid on the effective date of the Retention Bonus Award Agreement (the “First Retention Payment”);

•	1/3 of the Retention Bonus will be paid on the date of funding of Tranche B (the “Second Retention Payment”); and

•	1/3 of the Retention Bonus will be paid on the date of funding of Tranche C (the “Third Retention Payment”).

If the executive is terminated for cause or voluntarily terminates without good reason the executive will be required to repay the applicable portion of the after-tax value of the Retention Bonus as follows: (i) the after-tax value of the First Retention Payment if such termination occurs before April 17, 2020, (ii) the after-tax value of the Second Retention Payment if such termination occurs before the six month anniversary of its payment, and (iii) the after-tax value of the Third Retention Payment if such termination occurs before December 31, 2020.

Also on October 17, 2019, the Board approved a form of Retention Bonus Award Agreement for other executive officers of McDermott (the “Retention Bonus Award Agreement for Other Officers”). The Retention Bonus Award Agreement for Other Officers provides for the payment of a cash Retention Bonus to executive officers of McDermott, including John M. Freeman, Executive Vice President, Chief Legal Officer and Corporate Secretary, and Ian Prescott, Senior Vice President, Asia Pacific, in the amount of $510,000 and $425,000, respectively. Under the Retention Bonus Award Agreement for Other Officers, if the executive is terminated for any reason other than due to a Qualifying Termination (as defined in the Retention Bonus Award Agreement for Other Officers) prior to December 31, 2020, the executive will be obligated to repay to McDermott the after-tax value of the Retention Bonus.

Item 7.01	Regulation FD Disclosure.

Press Release

On October 21, 2019, McDermott issued a press release announcing that it had entered into the Credit Agreement Amendment, the LC Agreement Amendment and the Superpriority Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated by reference herein.

Cleansing Material

In connection with the entry into the Credit Agreement Amendment, the LC Agreement Amendment, and the Superpriority Credit Agreement, we entered into separate non-disclosure agreements (the “Non-Disclosure Agreements”) with certain of the lenders under the Credit Facilities (the “Restricted Parties”) to facilitate discussions regarding a refinancing or restructuring of McDermott’s existing indebtedness or the sale of our Lummus Technology division. Pursuant to the Non-Disclosure Agreements, the Restricted Parties have been provided with confidential information regarding McDermott and its business (the “Cleansing Material”). We are obligated to disclose the Cleansing Material pursuant to the terms of the applicable Non-Disclosure Agreements. A copy of the Cleansing Material is furnished as Exhibit 99.2 to this report. The Cleansing Material contains all confidential information delivered to the Restricted Parties that constituted material non-public information regarding McDermott.

The information contained in this Item 7.01 and Exhibits 99.1 and 99.2 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be incorporated by reference into any filings made by McDermott under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 8.01	Other Events

Liquidity Update

Based on updated financial forecasts reflecting, among other things, potential adjustments on certain projects, we determined in September 2019 that there was a significant level of uncertainty as to whether we would be in compliance with certain financial covenants in the second half of 2019, including the leverage ratio, fixed charge coverage ratio and minimum liquidity covenant, under the Credit Agreement and the Letter of Credit Agreement (before giving effect to the amendments described in Item 1.01 of this report). If we were not in compliance with these financial covenants for either of the last two fiscal quarters of 2019, we may have triggered an event of default under the Credit Agreement and the Letter of Credit Agreement, and a potential cross default under the Indenture, dated April 18, 2018, by and among MTA, MTUS, McDermott, the other guarantors party thereto, and Wells Fargo Bank, National Association, as trustee, governing our 10.625% senior notes due 2024.

As a result of the uncertainty described above and our ongoing minimum liquidity requirements, we proactively engaged legal and financial advisors to evaluate our financial position and to address our liquidity concerns. As a result of this evaluation, we determined to enter into the Credit Agreement Amendment and LC Agreement Amendment, as well as the Superpriority Credit Agreement, each as described in this report, which we believe will address our liquidity concerns in the near term and allow us to continue to evaluate all potential long-term solutions to our liquidity needs. However, we can provide no assurance that we will meet all the conditions and other requirements to receiving the access to the additional capital from Tranches B through D under the Superpriority Credit Agreement, and our inability to obtain this capital or execute an alternative solution to our liquidity needs could have a material adverse effect on our securityholders.

Appointment of Chief Transformation Officer

On October 21, 2019, the Board appointed John R. Castellano, Managing Director at AlixPartners, LLP, and an authorized representative of AP Services, LLC, to act as McDermott’s Chief Transformation Officer. Mr. Castellano was appointed pursuant to a requirement in the Superpriority Credit Agreement as a condition to providing the funding thereunder.

Advisors to the Lenders

Certain of the lenders and letter of credit issuers were advised by Bracewell LLP (as legal counsel) and FTI Consulting, Inc. (as financial advisor) and Barclays Bank PLC was advised by Latham & Watkins LLP (as legal counsel). In addition, certain of the lenders were advised by Davis Polk & Wardwell LLP (as legal counsel) and Centerview Partners LLC (as financial advisor).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit Number	Description

10.1

Consent and Amendment No. 1 to Credit Agreement, dated as of May 10, 2018, by and among McDermott International, Inc., McDermott Technology (Americas), Inc., McDermott Technology (US), Inc. and McDermott Technology, B.V., a syndicate of lenders and letter of credit issuers, and Crédit Agricole Corporate and Investment Bank, as administrative agent and collateral agent, and Barclays Bank PLC, as administrative agent.

10.2

Consent and Amendment No. 1 to Letter of Credit Agreement, dated as of October 30, 2018, by and among McDermott International, Inc., as a guarantor, McDermott Technology (Americas), Inc., McDermott Technology (US), Inc. and McDermott Technology, B.V., as co-applicants, a syndicate of participants and letter of credit issuers, and Barclays Bank PLC, as administrative agent.

10.3

Superpriority Senior Secured Credit Agreement, dated as of October 21, 2019, by and among McDermott International, Inc., a syndicate of lenders and letter of credit issuers, and Crédit Agricole Corporate and Investment Bank, as administrative agent and collateral agent, and Barclays Bank PLC, as administrative agent.

10.4

Consent and Waiver Agreement, dated October 21, 2019, by and among McDermott International, Inc., West Street Capital Partners VII Offshore Investments, L.P., West Street Capital Partners VII – Parallel B, L.P., West Street Capital Partners VII B, L.P. and Apicorp Managed Account Investment Vehicle, L.P.

99.1	Press Release dated October 21, 2019.

99.2	Cleansing Presentation

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCDERMOTT INTERNATIONAL, INC.

Dated: October 21, 2019	By:	/s/ Stuart A. Spence
Stuart A. Spence Executive Vice President and Chief Financial Officer